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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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GENETRONICS BIOMEDICAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENETRONICS BIOMEDICAL CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Genetronics Biomedical Corporation:

        You are invited to attend a Special Meeting of the Stockholders of Genetronics Biomedical Corporation, which will be held on September 10, 2004, at 9:00 a.m., local time, at our corporate headquarters located at 11199 Sorrento Valley Road, San Diego, California 92121-1334, for the following purposes:

  1.
  To authorize our Board of Directors to amend our certificate of incorporation to effect a reverse split of our outstanding common stock in a ratio between 1-for-2 and 1-for-4, without further approval of our stockholders, upon a determination by our Board of Directors that such a reverse stock split is in the best interests of our company and our stockholders;

  2.
  To authorize our Board of Directors to amend our certificate of incorporation to change the name of our company at its discretion; and

  3.
  To transact such other business as may properly come before the Special Meeting.

  The Board of Directors recommends a vote for each proposal.

        Holders of record of our common stock and holders of record of our Series A, Series B and/or Series C Cumulative Convertible Preferred Stock at the close of business on July 29, 2004 (collectively, the "Stockholders"), are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the Stockholders of record on July 29, 2004, will be available at Genetronics, during ordinary business hours, for examination by any Stockholder for any purpose relating to the Special Meeting.

By order of the Board of Directors,

/s/ AVTAR DHILLON, M.D. Avtar Dhillon, M.D. President and Chief Executive Officer

Dated: August     , 2004

        IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

GENETRONICS BIOMEDICAL CORPORATION

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

        The accompanying proxy is solicited by the Board of Directors of Genetronics Biomedical Corporation, a Delaware corporation, for use at the Special Meeting of Stockholders to be held on Friday, September 10, 2004, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Special Meeting. The date of this Proxy Statement is August     , 2004, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders. Unless the context requires otherwise, references to "we," "us," "our," and "Genetronics" refer to Genetronics Biomedical Corporation.

GENERAL INFORMATION

        Voting Securities.    Only Stockholders of record as of the close of business on July 29, 2004, will be entitled to vote at the meeting and any adjournment thereof. As of the record date of July 29, 2004, Genetronics had issued and outstanding 70,544,794 shares of common stock, $0.001 par value, 363 shares of Series A Cumulative Convertible Preferred Stock, $0.001 par value, which are convertible into 6,050,000 shares of common stock, 194 shares of Series B Cumulative Convertible Preferred Stock, $0.001 par value, which are convertible into 2,771,429 shares of common stock and 1,090 shares of Series C Cumulative Convertible Preferred Stock, $0.001 par value, which are convertible into 6,412,548 shares of common stock. Stockholders may vote in person or by proxy. Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. Each holder of shares of Series A Preferred Stock is entitled to 16,666.67 votes for each share of Series A Preferred Stock held. Each holder of shares of Series B Preferred Stock is entitled to 14,285.71 votes for each share of Series B Preferred Stock held. Each holder of shares of Series C Preferred Stock is entitled to 5,882.35 votes for each share of Series C Preferred Stock held. The holders of common stock, Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock will vote together as a single class for the purposes of Proposals Nos. 1 and 2. Our bylaws provide that one-third of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. The authorization of our Board of Directors to amend our certificate of incorporation to effect a reverse split of our outstanding common stock in a ratio between 1-for-2 and 1-for-4, without further approval of the Stockholders, requires the affirmative vote of a majority of the votes cast thereon. The authorization of our Board of Directors to amend our certificate of incorporation to change the name of our company requires the affirmative vote of a majority of the votes cast thereon. For purposes of the vote on each of these matters, abstentions will be counted as votes cast against the proposal, whereas broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. Broker non-votes occur when a broker holding a customer's securities in street name has not received voting instructions from the customer on certain matters.

        Solicitation of Proxies.    The cost of soliciting proxies will be borne by Genetronics. In addition, we will solicit Stockholders by mail through our regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit our customers who have shares of our capital stock registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone.

        Voting of Proxies.    All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a Stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the approval of the reverse split of outstanding shares of our common stock and the name change of our company contained in this Proxy Statement and in the discretion of the proxy holders on any other matter that comes before the Special Meeting. A Stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to our Secretary of either a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Special Meeting and voting in person.

INTRODUCTION TO PROPOSAL NO. 1

RELATING TO A REVERSE SPLIT OF OUR OUTSTANDING COMMON STOCK

General

        Our Board of Directors is seeking approval of an amendment to our certificate of incorporation, as amended, which we refer to as our certificate of incorporation, to effect a proposed reverse split of our issued and outstanding common stock in a ratio between 1-for-2 and 1-for-4 at any time before the 2005 Annual Meeting of Stockholders. Our Board of Directors believes that, because it is not possible to predict market conditions at the time the reverse stock split is to be effected, it would be in the best interests of the stockholders if the Board were able to determine, within specified limits approved in advance by our stockholders, the appropriate reverse stock split ratio. The proposed reverse stock split would combine a whole number of outstanding shares of our common stock into one share of common stock, thus reducing the number of outstanding shares without any corresponding change in our par value or market capitalization. As a result, the number of shares of our common stock owned by each stockholder would be reduced in the same proportion as the reduction in the total number of shares outstanding, so that the percentage of the outstanding shares owned by each stockholder would remain unchanged.

        If this proposal is approved by our stockholders, our Board of Directors will subsequently have the authority, in its sole discretion, to determine whether or not to proceed with a reverse stock split. If the Board of Directors determines, based on factors such as prevailing market and other relevant conditions and circumstances and the trading prices of our common stock at that time, that a reverse stock split is in our best interests and in the best interests of our stockholders, it may, at such time as it deems appropriate, determine the exact ratio of the reverse stock split and effect the reverse split approved by our stockholders without further approval or authorization of our stockholders. The text of the proposed amendment to our certificate of incorporation is provided in Annex A. The text of the proposed amendment is subject to modification to include such changes as may be required by the office of the secretary of state of Delaware or as our Board of Directors deems necessary and advisable to effect the reverse stock split.

        Our Board of Directors reserves the right, even after stockholder approval, to forego or postpone the filing of the amendment to our certificate of incorporation if it determines such action is not in our best interests or the best interests of our stockholders. If the reverse stock split adopted by the stockholders is not subsequently implemented by our Board of Directors and effected by the 2005 Annual Meeting of Stockholders, this proposal will be deemed abandoned, without any further effect. In such case, our Board of Directors will again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time. If the amendment to our certificate of incorporation is adopted and filed with the Delaware secretary of state, there will be no change in the number of authorized shares of our common stock.

Reasons for Board Recommendation

        Our Board of Directors has determined that it would be advisable to effect a reverse stock split that would reduce the number of shares of our outstanding common stock. The primary reason for the reverse split stock is to increase the trading price of our common stock on the American Stock Exchange on a per share basis, which we believe will have several benefits to our company and our stockholders.

        Our Board of Directors believes that the current low per share market price of our common stock, which it believes is due in part to the overall weakness in the stock market, has had a negative effect on the marketability of our existing shares. Our Board of Directors believes that there are several reasons for these effects. For example, many institutional investors have internal policies preventing the purchase of low-priced stocks. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Similarly, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. Accordingly, some brokers are reluctant to or will not recommend that their clients purchase low-priced stocks. Also, because the brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current low share price of the our common stock can result in investors paying transaction costs (commissions, markups or markdowns) that are a higher percentage of their total share value than would be the case if the share price of our common stock were substantially higher. We believe that these factors limit the purchase of our common stock by institutional and individual investors.

        Our Board of Directors believes that by increasing the per share market price of our common stock as a result of the reverse stock split, we may encourage greater interest in our common stock and enhance the acceptability and marketability of our common stock to the financial community and investing public as well as promote greater liquidity for our stockholders. In addition, we have 70,544,794 outstanding shares of common stock and 1,647 outstanding shares of preferred stock, which are convertible into an aggregate of 15,233,977 shares of common stock, which is more than other biotechnology and life science companies that are comparable in size to us. A reverse stock split would reduce the number of shares outstanding to a number that is more comparable with those of similar biotechnology and life science companies and more appropriate to the size and scope of our current business.

Potential Disadvantages to the Reverse Stock Split

        Reduced Market Capitalization.    While we expect that the reduction in our outstanding shares of common stock will increase the market price of our common stock, we cannot assure you that the reverse stock split will increase the market price of our common stock by a multiple equal to the number of pre-split shares in the reverse split ratio between 1-for-2 and 1-for-4 authorized by our Board of Directors, or result in any permanent increase in the market price, which can be dependent upon many factors, including our business and financial performance and prospects. Should the market price decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. In some cases the stock price of companies that have effected reverse stock splits has subsequently declined back to pre-reverse split levels. Accordingly, we cannot assure you that the market price of our common stock immediately after the effective date of the proposed reverse stock split will be maintained for any period of time or that the ratio of post- and pre-split shares will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on our stock price due to the reduced number of shares outstanding after the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share price does not increase proportionately as a result of the reverse stock split, then our overall market capitalization will be reduced.

        Increased Transaction Costs.    The number of shares held by each individual stockholder will be reduced if the reverse stock split is implemented. This will increase the number of stockholders who hold less than a "round lot," or 100 shares. Typically, the transaction costs to stockholders selling "odd lots" are higher on a per share basis. Consequently, the reverse stock split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their position.

        Liquidity.    Although our Board of Directors believes that the decrease in the number of shares of our common stock outstanding as a consequence of the reverse stock split and the anticipated increase in the price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split.

        Authorized Shares; Future Financings.    Upon effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding, as of July 29, 2004, would increase from approximately 229,455,206 shares to as many as approximately 282,363,802 shares assuming a 1-for-4 reverse stock split. As a result, we will have an increased number of authorized but unissued shares of common stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interests of our current stockholders may be diluted.

Effect on Fractional Shares

        If any reverse split ratio is authorized by our Board of Directors, implementation of a reverse stock split would result in some stockholders owning a fractional share of common stock. For example, if a 1-for-4 reverse stock split were to be implemented, the shares owned by a stockholder with 99 shares would be converted into 24.75 shares. To avoid such a result, stockholders that would otherwise be entitled to receive a fractional share of our common stock as a consequence of the reverse stock split will receive, instead, at the discretion of our Board of Directors, either (i) a cash payment from us in U.S. dollars equal to the value of that fractional share, determined on the basis of the average closing sales price of our common stock on the American Stock Exchange for the 20 trading days immediately preceding the effective date of the reverse stock split (as adjusted for that reverse stock split) or (ii) a cash payment from the transfer agent in an amount equal to such stockholder's pro rata share of the total proceeds from the sale, by the transfer agent on behalf of those holders who would otherwise be entitled to receive a fractional share, of an aggregate of all fractional shares in the open market at the then prevailing prices. No transaction costs will be assessed in connection with the sale of the aggregated shares. You will not be entitled to receive interest for the period between the effective time of the reverse stock split and the date you receive your payment for cashed-out shares.

        If any stockholder owns, in total, fewer than the number of our shares to be converted into one share as a result of the reverse stock split, that stockholder's shares would be converted into a fractional share of stock and that stockholder would receive only cash in place of the fractional share. For example, if a 1-for-4 reverse stock split is implemented then stockholders with fewer than four shares would receive only cash. As a result, the interest of such stockholders in our company would be terminated and such stockholders would have no right to share in our assets or future growth. Based on this example, each stockholder that owns four shares or more of our common stock prior to the reverse stock split will continue to own one or more shares after the reverse stock split and would continue to share in our assets and future growth as a stockholder, and any stockholder that owns fewer than four shares would receive only cash in place of the fractional share resulting from the reverse stock split. Assuming the reverse split under the proposed amendment to our certificate of incorporation is a 1-for-4 reverse stock split, a stockholder could assure his or her continued ownership of shares of our stock after the reverse split by purchasing a number of shares sufficient to increase the total number of shares that he or she owns to four or more.

Effect of Reverse Stock Split on Options

        The number of shares subject to outstanding options to purchase shares of our common stock also would automatically be reduced in the same ratio as the reduction in the outstanding shares. Correspondingly, the per share exercise price of those options will be increased in direct proportion to the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. Assuming that an optionee holds options to purchase 1,000 shares at an exercise price of $1.25 per share, on the effectiveness of a 1-for-4 reverse stock split, the number of shares subject to that option would be reduced to 250 shares and the exercise price would be proportionately increased to $5.00 per share.

Effect of Reverse Stock Split on Warrants

        The agreements governing the outstanding warrants to purchase shares of our common stock include provisions requiring adjustments to both the number of shares issuable upon exercise of such warrants, and the exercise prices of such warrants, in the event of a reverse stock split. Assuming that a warrantholder holds a warrant to purchase 10,000 shares of our common stock at an exercise price of $0.75 per share, on the effectiveness of a 1-for-4 reverse stock split, the number of shares subject to that warrant would be reduced to 2,500 shares and the exercise price would be proportionately increased to $3.00 per share.

Effect of Reverse Stock Split on Series A Convertible Preferred Stock

        The certificate of designations governing the rights of our outstanding shares of Series A convertible preferred stock provides for adjustments to the conversion price of the outstanding Series A convertible preferred stock in the event of a reverse stock split. Assuming that a 1-for-4 reverse stock split is implemented and a stockholder holds one share of our Series A convertible preferred stock, with an accreted value of $10,000 per share and a conversion price of $0.60 per share, before the effectiveness of the reverse stock split, this share of Series A convertible preferred stock would be convertible into 16,666.67 shares of common stock. On the effectiveness of the reverse stock split, the conversion price of the Series A convertible preferred stock would be proportionately increased to $2.40 per share. As a result, this share of Series A convertible preferred stock would be convertible into 4,166.67 shares of common stock.

Effect of Reverse Stock Split on Series B Convertible Preferred Stock

        The certificate of designations governing the rights of our outstanding shares of Series B convertible preferred stock provides for adjustments to the conversion amount of the outstanding Series B convertible preferred stock in the event of a reverse stock split. Assuming that a 1-for-4 reverse stock split is implemented and a stockholder holds one share of our Series B convertible preferred stock, with an accreted value of $10,000 per share and a conversion price of $0.70 per share, before the effectiveness of the reverse stock split, this share of Series B convertible preferred stock would be convertible into 14,285.71 shares of common stock. On the effectiveness of the reverse stock split, the conversion price of the Series B convertible preferred stock would be proportionately increased to $2.80 per share. As a result, this share of Series B convertible preferred stock would be convertible into 3,571.43 shares of common stock.

Effect of Reverse Stock Split on Series C Convertible Preferred Stock

        The certificate of designations governing the rights of our outstanding shares of Series C convertible preferred stock provides for adjustments to the conversion amount of the outstanding Series C convertible preferred stock in the event of a reverse stock split. Assuming that a 1-for-4 reverse stock split is implemented and a stockholder holds one share of our Series C convertible preferred stock, with an accreted value of $10,000 per share and a conversion price of $1.70 per share, before the effectiveness of the reverse stock split, this share of Series C convertible preferred stock would be convertible into 5,882.35 shares of common stock. On the effectiveness of the reverse stock split, the conversion price of the Series C convertible preferred stock would be proportionately increased to $6.80 per share. As a result, these 10 shares of Series C convertible preferred stock would be convertible into 1,470.59 shares of common stock.

Implementation and Effect of the Reverse Stock Split

        If approved by our stockholders at the Special Meeting, and if our Board of Directors determines that effecting a reverse stock split is in our best interests and the best interests of our stockholders, the

Board will, in its sole discretion, select the reverse stock split in a ratio between 1-for-2 and 1-for-4, based on market and other relevant conditions and circumstances and the trading prices of our common stock at that time, and determine the method of dealing with fractional shares. Following such determinations, our Board of Directors will effect the reverse stock split by directing management to file the amendment to our certificate of incorporation with the secretary of state of Delaware at such time as the Board has determined is appropriate to effect the reverse stock split. The reverse stock split will become effective at the time specified in the amendment to our certificate of incorporation after its filing with the secretary of state of Delaware, which we refer to as the effective time.

        We estimate that, following the reverse stock split, we would have approximately the same number of stockholders and, except for the effect of cash payments for fractional shares as described above, the completion of the reverse stock split would not affect any stockholder's proportionate equity interest in our company. By way of example, a stockholder who owns a number of shares that prior to the reverse stock split represented one-half of a percent of the outstanding shares of the company would continue to own one-half of a percent of our outstanding shares after the reverse stock split. The reverse stock split also will not affect the number of shares of common stock that our Board of Directors is authorized to issue under our certificate of incorporation, which will remain unchanged at 300,000,000 shares. However, it will have the effect of increasing the number of shares available for future issuance because of the reduction in the number of shares that will be outstanding after giving effect to the reverse stock split. Also, because the reverse stock split would result in fewer shares of our common stock outstanding, the per share income/(loss), per share book value and other "per share" calculations would be increased.

        Even if the reverse stock split is approved by the Stockholders, our Board of Directors has discretion to decline to carry out the reverse split if it determines for any reason that the reverse split will not be in our best interests. If the reverse split is not implemented on or before the 2005 Annual Meeting of Stockholders, the Board will either resolicit stockholder approval or abandon the reverse stock split.

Exchange of Stock Certificates and Payment for Fractional Shares

        Exchange of Stock Certificates.    Promptly after the effective time, you will be notified that the reverse stock split has been effected. Our stock transfer agent, Computershare Trust Company, whom we refer to as the exchange agent, will implement the exchange of stock certificates representing outstanding shares of common stock. You will be asked to surrender to the exchange agent certificates representing your pre-split shares in exchange for certificates representing your post-split shares in accordance with the procedures to be set forth in a letter of transmittal which we will send to you. You will not receive a new stock certificate representing your post-split shares until you surrender your outstanding certificate(s) representing your pre-split shares, together with the properly completed and executed letter of transmittal to the exchange agent. We will not issue scrip or fractional shares, or certificates for fractional shares, in connection with the reverse stock split. For example, if a ratio of 1-for-4 is authorized by our Board of Directors, should you be entitled to receive fractional shares because you hold a number of shares not evenly divisible by the number four, you will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment, without interest, in lieu of such fractional shares. The ownership of a fractional share will not give you any voting, dividend or other rights, except the right to receive payment for the fractional share as described above. PLEASE DO NOT DESTROY ANY STOCK CERTIFICATE OR SUBMIT ANY OF YOUR CERTIFICATES UNTIL YOU ARE REQUESTED TO DO SO.

        Effect of Failure to Exchange Stock Certificates.    Upon the filing of the amendment to our certificate of incorporation with the Delaware secretary of state, each certificate representing shares of our common stock outstanding prior to the that time will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of our common stock, and the right to receive, from us or the transfer agent, the amount of cash for any fractional shares, into which the shares of our common stock evidenced by such certificate have been converted by the reverse stock split. However, a holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions payable by us after the effective date, until the old certificates have been surrendered. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the old certificates, all such unpaid dividends or distributions will be paid without interest.

No Appraisals Rights

        Under the Delaware General Corporation Law and our certificate of incorporation and amended bylaws, you are not entitled to appraisal rights with respect to the reverse stock split.

Federal Income Tax Consequences

        The following description of the material federal income tax consequences of the reverse stock split is based on the Internal Revenue Code, applicable Treasury Regulations promulgated under the Code, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed reverse stock split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. We urge stockholders to consult their own tax advisors to determine the particular consequences to them.

        In general, the federal income tax consequences of the reverse stock split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of our common stock in exchange for their old shares of our common stock. We believe that because the reverse stock split is not part of a plan to increase periodically a stockholder's proportionate interest in our assets or earnings and profits, the reverse stock split will likely have the following federal income tax effects.

        A stockholder who receives solely a reduced number of shares of our common stock will not recognize gain or loss. In the aggregate, such a stockholder's basis in the reduced number of shares of our common stock will equal the stockholder's basis in its old shares of common stock and the holding period of the common stock received after the reverse stock split will include the holding period of the common stock held prior to the reverse stock split exchanged therefore. A stockholder who receives cash in lieu of a fractional share as a result of the reverse stock split will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in section 302(a) of the Code, which distribution will be taxed as either a distribution under Section 301 of the Code or an exchange to such stockholder, depending on that stockholder's particular facts and circumstances. Generally, if such distribution is treated as an exchange to a stockholder receiving such a payment, the stockholder should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share. If the fractional share was held by the stockholder as a capital asset then the gain or loss will be taxed as capital gain or loss, and will be long-term capital gain or loss if the stockholder's holding period in the fractional share is greater than one year. In the aggregate, such a stockholder's basis in the reduced number of shares of our common stock will equal the stockholder's basis in its old shares of common stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash and the holding period of the common stock received after the reverse stock split will include the holding period of the common stock held prior to the reverse stock split exchanged therefore.

        We will not recognize any gain or loss as a result of the reverse stock split.

TO AUTHORIZE OUR BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND OUR
CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT IN A RATIO
BETWEEN 1-FOR-2 AND 1-FOR-4, WITHOUT FURTHER APPROVAL OF OUR STOCKHOLDERS

(Proposal No. 1)

        Our Board of Directors is seeking approval of an amendment to our certificate of incorporation to effect a reverse split of our issued and outstanding common stock in a ratio between 1-for-2 and 1-for-4, without further approval of our stockholders, upon a determination by the Board that such a reverse stock split is in the best interests of our company and our stockholders at any time before the 2005 Annual Meeting of Stockholders. If the proposed reverse stock split is approved at the special meeting and our Board of Directors elects to effect the proposed reverse stock split, each stockholder would receive one new share of common stock for every two to four shares of common stock previously held, depending on the exact ratio between 1-for-2 and 1-for-4 authorized by the Board. Assuming that a 1-for-4 reverse stock split is implemented, immediately after the reverse stock split, the aggregate value of the stockholder's stock would be unchanged, but he or she would hold one-fourth as many shares, with each share having four times its pre-split value. A copy of the proposed amendment to our certificate of incorporation effecting the reverse stock split is attached at the back of this proxy statement as Annex A.

        For a discussion of the reasons for our Board's recommendation to approve this proposal, the potential disadvantages of the reverse stock split, cash to be paid in lieu of fractional shares, the effect of the reverse stock split on our outstanding options, warrants, Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock, appraisal rights, federal income tax consequences and various other matters, see the caption entitled "Introduction to Proposal 1 Relating To A Reverse Split of Our Outstanding Common Stock" on pages 4 - 9.

        Vote Required.    The affirmative vote of a majority of the votes cast with respect to this proposal by the holders of the outstanding shares of our common stock, Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock, voting together as a single class, is required to amend our certificate of incorporation to effect the reverse split of our outstanding common stock in a ratio between 1-for-2 and 1-for-4.

        The Board of Directors recommends a vote "FOR" the proposal to authorize our Board of Directors to amend our certificate of incorporation to effect a reverse split of our outstanding common stock in a ratio between 1-for-2 and 1-for-4 without further approval of our stockholders, upon a determination by our Board that such a reverse stock split is in our best interests and in the best interests of our stockholders.

TO AUTHORIZE OUR BOARD OF DIRECTORS TO AMEND OUR CERTIFICATE OF
INCORPORATION TO CHANGE THE NAME OF OUR COMPANY AT ITS DISCRETION

(Proposal No. 2)

        Our Board of Directors is seeking approval of an amendment to our certificate of incorporation to change the name of our company at its discretion at any time before the 2005 Annual Meeting of Stockholders. If this proposal is approved by the Stockholders, the name change selected by our Board of Directors, if any, will be effected by filing the amendment to our certificate of incorporation with the secretary of state of Delaware. Upon effecting the name change, our Board of Directors may change our symbol on the American Stock Exchange ("AMEX") at its discretion. If this proposal is approved by the Stockholders, our Board of Directors will have the authorization to submit any documentation and remit any fees to the secretary of state of Delaware and AMEX as required pursuant to Delaware General Corporation Law and AMEX Rules and Regulations.

        Our Board of Directors determined that it would be in Genetronics' best interest to have a company name that better reflected the nature and evolution of our business. We are a biomedical company developing drug and DNA delivery systems that is currently focused on using electroporation therapy to address critical unmet treatment needs in local cancer therapy. Our current name is misleading and does not reflect this business strategy. Many industry people have dismissed interest in us believing that our primary focus is in gene therapy. Our Board of Directors has indicated that the proposed name change would allow us to better represent our business strategy to the investment community

        Our Board of Directors reserves the right, even after stockholder approval, to forego or postpone the filing of the amendment to our certificate of incorporation to effect the name change of our company if it determines such action is not in our best interests or the best interest of our stockholders. If the proposal to change the name of our company adopted by the stockholders is not subsequently implemented by our Board of Directors and effected by the 2005 Annual Meeting of Stockholders, the proposal will be deemed abandoned, without any further effect. In such case, our Board of Directors will again seek stockholder approval at a future date for a name change of our company if it deems a name change to be advisable at that time.

        Vote Required.    The affirmative vote of a majority of the votes cast with respect to this proposal by the holders of the outstanding shares of our common stock, Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock, voting together as a single class, is required to amend our certificate of incorporation to change the name of our company at the discretion of our Board of Directors.

        The Board of Directors recommends a vote "FOR" the proposal to authorize our Board of Directors to amend our certificate of incorporation to change the name of our company at its discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of July 29, 2004, with respect to the beneficial ownership of Genetronics' common stock by (i) each person known by Genetronics to be the beneficial owners of more than 5% of the outstanding common stock of Genetronics, (ii) each director of Genetronics, (iii) Genetronics' Chief Executive Officer and each of the other executive officers serving as of July 29, 2004 (the "Named Executive Officers") and (iv) all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock underlying shares of preferred stock, options or warrants held by that person that are convertible or exercisable, as the case may be, within 60 days of July 29, 2004 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Each stockholder's percentage of ownership in the following table is based upon 70,544,794 shares of common stock outstanding as of July 29, 2004. Unless otherwise indicated in the table and pursuant to applicable community property laws, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder's name. Unless otherwise indicated, the address of each beneficial owner listed below is in care of Genetronics at 11199 Sorrento Valley Road, San Diego, California 92121.

Beneficial Owner of Shares of Common Stock(12)(13)	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
Newton Investment Management Ltd.(1) 71 Queen Victoria St. London, EC4V4DR United Kingdom	3,869,357	5.48%
Dr. Avtar Dhillon(2)	1,429,549	1.99%
James L. Heppell(3)	444,470	*
Simon X. Benito(4)	95,000	*
Tazdin Esmail(5)	306,275	*
Gene Larson(6)	85,000	*
Felix Theeuwes(7)	488,250	*
Robert Goodenow(8)	192,000	*
Peter Kies(9)	181,250	*
Dietmar Rabussay(10)	370,237	*
George McHugh(11)	38,400	*
All executive officers and directors as a group (10 persons)(2)-(11)	3,630,931	4.93%

*
less than 1%

(1)
We have been advised that the individual who directs the investment and voting decisions for the shares owned by Newton Investment Management Ltd. is Stuart Eaton.

(2)
Includes 1,229,167 shares of common stock issuable pursuant to options exercisable within 60 days.

(3)
Includes 406,250 shares of common stock issuable pursuant to options exercisable within 60 days.

(4)
Includes 85,000 shares of common stock issuable pursuant to options exercisable within 60 days.

(5)
Includes 285,000 shares of common stock issuable pursuant to options exercisable within 60 days.

(6)
Represents 85,000 shares of common stock issuable pursuant to options exercisable within 60 days.

(7)
Includes 316,250 shares of common stock issuable pursuant to options exercisable within 60 days.

(8)
Represents 192,500 shares of common stock issuable pursuant to options exercisable within 60 days.

(9)
Represents 181,250 shares of common stock issuable pursuant to options exercisable within 60 days.

(10)
Includes 299,875 shares of common stock issuable pursuant to options exercisable within 60 days.

(11)
Includes 37,500 shares of common stock issuable pursuant to options exercisable within 60 days.

(12)
BayStar Capital II, LP ("BayStar") holds (a) 448,027 shares of our common stock, (b) warrants to purchase up to 1,703,361 shares of our common stock that are exercisable within 60 days and (c) Series C Preferred Stock that is convertible into 1,764,705 shares of our common stock within 60 days. Further to the terms of the warrants and Preferred Stock held by BayStar, the warrants are not exercisable and the Preferred Stock is not convertible to the extent that (a) the number of shares of our common stock held by BayStar and (b) the number of shares of our common stock issuable upon exercise of the warrants and conversion of the Preferred Stock would result in beneficial ownership by BayStar of more than 4.95% of our outstanding shares of common stock ("BayStar's Maximum Percentage"). By written notice to us, BayStar may waive these provisions, but any such waiver will not be effective until the 61st day after such notice is delivered to us (any such waiver will apply only to BayStar and not to any other holder of warrants or Preferred Stock). BayStar beneficially owns 3,190,448 shares of our common stock underlying warrants and Preferred Stock that are exercisable or convertible, respectively, within 60 days.

(13)
Qfinance, Inc. ("QFinance") holds (a) warrants to purchase up to 1,129,200 shares of our common stock that are exercisable within 60 days, (b) Series A Preferred Stock that is convertible into 833,333 shares of our common stock within 60 days, (c) Series B Preferred Stock that is convertible into 1,428,571 shares of our common stock within 60 days and (d) Series C Preferred Stock that is convertible into 1,843,074 shares of our common stock within 60 days. Further to the terms of the warrants and Preferred Stock held by QFinance, the warrants are not exercisable and the Preferred Stock is not convertible to the extent that (a) the number of shares of our common stock held by QFinance and (b) the number of shares of our common stock issuable upon exercise of the warrants and conversion of the Preferred Stock would result in beneficial ownership by QFinance of more than 4.95% of our outstanding shares of common stock ("QFinance's Maximum Percentage"). By written notice to us, QFinance may waive these provisions, but any such waiver will not be effective until the 61st day after such notice is delivered to us (any such waiver will apply only to QFinance and not to any other holder of warrants or Preferred Stock). QFinance beneficially owns 3,661,774 shares of our common stock underlying warrants and Preferred Stock that are exercisable or convertible, respectively, within 60 days.

INDEPENDENT AUDITORS

        Representatives of Ernst & Young LLP, Genetronics' independent accountants, are expected to be present at the meeting and will have the opportunity to make a statement, if they so desire. In addition, such representatives are expected to be available to respond to appropriate questions from those attending the Special Meeting.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

        Stockholders' proposals intended to be presented at the next Annual Meeting of Stockholders of Genetronics to be held in 2005 must be received at our principal executive offices no later than January 6, 2005, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our proxy materials. Stockholders who wish to submit a proposal for consideration at our 2005 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in our Proxy Statement, must deliver a copy of their proposal no later than March 21, 2005. In either case, proposals should be delivered to Genetronics Biomedical Corporation, 11199 Sorrento Valley Road, San Diego, California 92121-1334, Attn: Corporate Secretary. To avoid controversy and establish timely receipt by us, it is suggested that stockholders send their proposals by certified mail, return receipt requested. Otherwise, we may exercise discretionary voting with respect to such stockholder's proposal pursuant to authority conferred on us by proxies to be solicited by our Board of Directors and delivered to us in connection with the meeting.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the only business which our Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

        Your cooperation in giving this matter your immediate attention and returning your proxies will be appreciated.

By Order of the Board of Directors

/s/ AVTAR DHILLON, M.D. Avtar Dhillon, M.D. President and Chief Executive Officer

Dated: August     , 2004
San Diego, California

Annex A

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GENETRONICS BIOMEDICAL CORPORATION,

a Delaware corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, Avtar Dhillon, President and Chief Executive Officer of Genetronics Biomedical Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY,

FIRST:    The name of the Corporation is Genetronics Biomedical Corporation (hereinafter the "Corporation").

SECOND:    Pursuant to Section 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has duly approved, the amendment to the Certificate of Incorporation of the Corporation, as amended, set forth in this Certificate of Amendment.

THIRD:    That Article 4 of the Certificate of Incorporation of the Corporation, as amended, is amended to insert the following paragraph immediately following the last sentence of paragraph two:

  "Upon the filing and effectiveness (the "Effective Time") of this Certificate of Amendment with the Delaware Secretary of State, every            outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Amended and Restated Certificate of Incorporation, as amended. No fractional share shall be issued in connection with the foregoing combination; all shares of Common Stock that are held by a stockholder will be aggregated for purposes of such combination and each stockholder shall be entitled to receive the number of whole shares resulting from the combination of the shares so aggregated. In lieu of any interest in a fractional share of Common Stock to which a stockholder would otherwise be entitled as a result of the foregoing combination of shares: (1) the Corporation shall, upon the surrender of such stockholder's stock certificate(s), pay a cash amount to such stockholder equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing sales prices of the Common Stock (as adjusted to reflect the combination of shares effected hereby) for the 20 trading days immediately prior to the Effective Time, as reported by the American Stock Exchange; provided that if such price or prices are not available, or if the stock is no longer traded on the American Stock Exchange, the fractional share payment shall be based on such other price as determined by the Board of Directors of the Corporation; or (2) the Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto in the manner described below. The Board of Directors shall determine in its sole and absolute discretion which of the foregoing means shall be utilized for paying to stockholders the value of the fractional shares to which they otherwise would be entitled. If the Corporation arranges for the disposition of fractional interests by those entitled thereto, the aggregate of all fractional shares otherwise issuable to the holder of record of Common Stock shall be issued to Computershare Trust Company, the transfer agent, as agent for the accounts of all

A-1

  holders of record of Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the Common Stock on the American Stock Exchange at the time of sale. After such sale and upon the surrender of the stockholders' stock certificates, the transfer agent will pay to the holders of record entitled thereto their pro rata share of the net proceeds derived from the sale of the fractional interests."

FOURTH:    That said amendment was duly adopted, in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

        IN WITNESS WHEREOF, said Board of Directors of Genetronics Biomedical Corporation have caused this Certificate to be signed by its Chief Executive Officer, Avtar Dhillon, and attested by Peter Kies, its Chief Financial Officer, this    day of                        , 2004.

GENETRONICS BIOMEDICAL CORPORATION

By:

		Name:	Avtar Dhillon
		Title:	Chief Executive Officer

Attest:

By:

Name:	Peter Kies
Title:	Chief Financial Officer

A-2

PROXY

SPECIAL MEETING OF STOCKHOLDERS OF

Genetronics Biomedical Corporation (the "Company")

TO BE HELD AT	11199 Sorrento Valley Road San Diego, California 92121

ON 10th, September, 2004, AT 9:00 AM

The undersigned member ("Registered Shareholder") of the Company hereby appoints, Dr. Avtar Dhillon, President and Chief Executive Officer and a Director of the Company, or failing this person, James L. Heppell, Chairman of the Board and a Director of the Company, as proxyholder for and on behalf of the Registered Shareholder with the power of substitution to attend, act and vote for and on behalf of the Registered Shareholder in respect of all matters that may properly come before the Meeting of the Registered Shareholders of the Company and at every adjournment thereof, to the same extent and with the same powers as if the undersigned Registered Shareholder were present at the said Meeting, or any adjournment thereof.

The Registered Shareholder hereby directs the proxyholder to vote the securities of the Company registered in the name of the Registered Shareholder as specified herein.

The undersigned Registered Shareholder hereby revokes any proxy previously given to attend and vote at said Meeting.

SIGN HERE:

Please Print Name:

Date:

Number of Shares Represented by Proxy:

THIS PROXY FORM IS NOT VALID UNLESS IT IS SIGNED AND DATED.

SEE IMPORTANT INFORMATION AND INSTRUCTIONS ON REVERSE

Resolutions (For full detail of each item, please see the enclosed Notice of Meeting and Information Circular)

		For	Against
1.	To authorize the Board of Directors of the Company to amend its certificate of incorporation to effect a reverse stock split of its outstanding common stock in a ratio between 1-for-2 and 1-for-4, without further approval of the Company's stockholders, upon a determination by the Board that such a reverse stock split is in the best interests of the Company and its stockholders.

2.	To authorize the Board of Directors of the Company to amend its certificate of incorporation to change the name of the Company to a new name at its discretion.

3.	To transact such other business as may properly come before the Special Meeting.

INSTRUCTIONS FOR COMPLETION OF PROXY

1.
This Proxy is solicited by the Management of the Company.

2.
This form of proxy ("Instrument of Proxy") must be signed by you, the Registered Shareholder, or by your attorney duly authorized by you in writing, or, in the case of a corporation, by a duly authorized officer or representative of the corporation; and if executed by an attorney, officer, or other duly appointed representative, the original or a notarial copy of the instrument so empowering such person, or such other documentation in support as shall be acceptable to the Chairman of the Meeting, must accompany the Instrument of Proxy.

3.
If this Instrument of Proxy is not dated in the space provided, authority is hereby given by you, the Registered Shareholder, for the proxyholder to date this proxy seven (7) calendar days after the date on which it was mailed to you, the Registered Shareholder, by Computershare Trust Company of Canada.

4.
A Registered Shareholder who wishes to attend the Meeting and vote on the resolutions in person, may simply register with the scrutineers before the Meeting begins.

5.
A Registered Shareholder who is not able to attend the Meeting in person but wishes to vote on the resolutions, may do the following:

(a)
appoint one of the management proxyholders named on the Instrument of Proxy, by leaving the wording appointing a nominee as is (i.e. do not strike out the management proxyholders shown and do not complete the blank space provided for the appointment of an alternate proxyholder). Where no choice is specified by a Registered Shareholder with respect to a resolution set out in the Instrument of Proxy, a management appointee acting as a proxyholder will vote in favour of each matter identified on this Instrument of Proxy and for the nominees of management for directors and auditor as identified in this Instrument of Proxy;

  OR

  (b)
  appoint another proxyholder, who need not be a Registered Shareholder of the Company, to vote according to the Registered Shareholder's instructions, by striking out the management proxyholder names shown and inserting the name of the person you wish to represent you at the Meeting in the space provided for an alternate proxyholder. If no choice is specified, the proxyholder has discretionary authority to vote as the proxyholder sees fit.

6.
The securities represented by this Instrument of Proxy will be voted or withheld from voting in accordance with the instructions of the Registered Shareholder on any poll of a resolution that may be called for and, if the Registered Shareholder specifies a choice with respect to any matter to be acted upon, the securities will be voted accordingly. Further, the securities will be voted by the appointed proxyholder with respect to any amendments or variations of any of the resolutions set out on the Instrument of Proxy or matters which may properly come before the Meeting as the proxyholder in its sole discretion sees fit.

If a Registered Shareholder has submitted an Instrument of Proxy, the Registered Shareholder may still attend the Meeting and may vote in person. To do so, the Registered Shareholder must record his/her attendance with the scrutineers before the commencement of the Meeting and revoke, in writing, the prior votes.

To be represented at the Meeting, this proxy form must be received at the office of Computershare Trust Company of Canada by mail or by fax no later than forty eight (48) hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting, or adjournment thereof or may be accepted by the Chairman of the Meeting prior to the commencement of the Meeting. The mailing address is:

Computershare Trust Company of Canada
Proxy Dept. 100 University Avenue 9th Floor
Toronto Ontario M5J 2Y1
Fax: Within North American: 1-866-249-7775 Outside North America: (416) 263-9524

QuickLinks

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
INTRODUCTION TO PROPOSAL NO. 1 RELATING TO A REVERSE SPLIT OF OUR OUTSTANDING COMMON STOCK
(Proposal No. 1)
(Proposal No. 2)
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS
  Annex A
PROXY
INSTRUCTIONS FOR COMPLETION OF PROXY